SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO 240.13D-1(B), (C) and (D) and AMENDMENTS THERETO FILED
                              PURSUANT TO 240.13D-2

                                (Amendment No. )*


                             3TEC ENERGY CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    88575R308
                                 (CUSIP Number)

                                November 30, 1999
                              (Date of Event Which
                       Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                               [X] Rule 13d-1(b)

                               [ ] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP No. 88575R308
--------------------------------------------------------------------------------
     1    NAME  OF  REPORTING  PERSON     TRUSTEES OF DARTMOUTH COLLEGE
          S.S  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON    02-0222111
--------------------------------------------------------------------------------
     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (See Instructions)                                           (a)  [  ]
                                                                       (b)  [  ]
--------------------------------------------------------------------------------
     3    SEC  USE  ONLY
--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION EDUCATIONAL INSTITUTION LOCATED IN AND ORGANIZED UNDER THE LAWS OF THE STATE OF NEW HAMPSHIRE
--------------------------------------------------------------------------------
                5     SOLE  VOTING  POWER
                      394,161
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY          N/A
OWNED  BY       ----------------------------------------------------------------
EACH            7     SOLE  DISPOSITIVE  POWER
REPORTING             394,161
PERSON  WITH   ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER
                      N/A
--------------------------------------------------------------------------------
     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          394,161
--------------------------------------------------------------------------------
     10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [  ]
--------------------------------------------------------------------------------
     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          6.14%
--------------------------------------------------------------------------------
     12   TYPE  OF  REPORTING  PERSON (See Instructions)
          EP
--------------------------------------------------------------------------------

Item  1.  (a)  Name  of  Issuer:        3TEC Energy Corporation

          (b)  Address  of  Issuer's    Two Shell Plaza, Suite 2400
               Principal  Executive     777 Walker Street
               Offices:                 Houston,  Texas  77002

Item  2.  (a)  Names of Person Filing:  Trustees of Dartmouth College




          (b)  Address of Principal
               Business Offices:        Parkhurst Hall
                                        Hanover, New Hampshire 03755



          (c)  Citizenship:             Educational  Institution  located in and
                                        organized under the laws of the State of
                                        New Hampshire

          (d)  Title  of  Class         Common  Stock
               Securities:

          (e)  CUSIP  Number:           88575R308

ITEM  3.  If  this  statement is filed pursuant to 240.13d(b) or 240.13d-2(b) or
(c),  check  whether  the  person  filing  is  a:

          (a)  [  ]  Broker  or  dealer  registered  under section 15 of the Act
                     (15 U.S.C. 78o).

          (b)  [  ]  Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

          (c)  [  ]  Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C.  78c).

          (d)  [  ]  Investment  company  registered  under section 8 of the
                     Investment Company  Act  of  1940  (15  U.S.C.  80a-8).

          (e)  [  ]  An  investment  adviser in accordance with 240.13d-1(b)(1)
                     (ii)(E);

          (f)  [X ]  An  employee  benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

          (g)  [  ]  A  parent  holding  company or control person in accordance with 240.13d-1(b)(1)(ii)(G);


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          (h)  [  ]  A  savings  associations as defined in Section 3(b) of the
                     Federal Deposit  Insurance  Act  (12  U.S.C.  1813);

          (i)  [  ]  A  church  plan  that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [  ]  Group,  in  accordance  with  240.13d-1(b)(1)(ii)(J).

If  this  statement  is  filed  pursuant  to  240.13d-1(c),  check  this  box.

ITEM  4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount  beneficially  owned:  394,161

     (b)  Percent  of  class:  6.14%

     (c)  Number  of  shares  as  to  which  each  person  has:

           (i)    sole  power  to  vote  or  to  direct  the  vote:  394,161
           (ii)   shared  power  to  vote  or  to  direct  the  vote:  N/A
           (iii)  sole power to dispose or to direct the disposition of: 394,161
           (iv)   shared  power to dispose or to direct the disposition of:  N/A

ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS
   N/A


ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON  BEHALF OF ANOTHER PERSON
    N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
   N/A

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP
   N/A


ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP
   N/A


ITEM  10.  CERTIFICATION

     By signing below the undersigned certifies that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated:          June 21, 2000
                -------------
                                     Signature  /s/  Jonathon  C. King
                                               ---------------------------------

                                     Jonathon C. King / Associate Vice President
                                     -------------------------------------------
                                     Name/Title